N-SAR ITEM 77C (Domestic Strategic Income Fund)


a)   An Annual Meeting of Shareholders was held on July 21, 1995.

b)   The election of Trustees included:

     J. Miles Branagan, Richard E. Caruso, Philip P. Gaughan, Roger Hilsman,
     R. Craig Kennedy, Donald C. Miller, Jack E. Nelson, Don G. Powell, David Rees, Jerome L. Robinson, Lawrence J. Sheehan, Fernando Sisto, Wayne W. Whalen and William S. Woodside.

     Effective September 7, 1995, Mr. Caruso ceased serving as a Trustee and Ms. Linda H. Heagy commenced serving as a Trustee.

     Effective January 29, 1996, Messrs. Gaughan, Rees and Sheehan ceased serving as Trustees and Mr. Dennis J. McDonnell commenced serving as a Trustee.

c)   The following were voted on at the meeting:

     1) Approval of the Fund's reorganization and conversion to a Delaware business trust.

        For 2,249,149.590             Against 45,204.880

     2) Ratification of the selection of Price Waterhouse LLP as independent accountants for the Fund's current fiscal year.

        For 2,322,723.087             Against 3,065.562

d)   Inapplicable

     *Sub-Item 77c is incorporated herein by reference to the proxy statement filed with the SEC on or about June 2, 1995.